Exhibit 99.1

ANI Pharmaceuticals Appoints Experienced Commercial Leader, Renee P. Tannenbaum, Pharm.D., MBA, to Board of Directors

-     Dr. Tannenbaum’s successful track record in driving commercial excellence to contribute as Company executes Purified Cortrophin GelTM launch --

BAUDETTE, Minn., March 22, 2022 — ANI Pharmaceuticals, Inc. (Nasdaq: ANIP) (ANI or the Company) today announced the addition of Renee P. Tannenbaum, Pharm.D., MBA, to its Board of Directors. Dr. Tannenbaum has over 35 years of management experience in the pharmaceutical industry. This appointment is effective immediately and increases ANI’s Board of Directors to nine members.

“We are honored to bring Dr. Tannenbaum’s vast biopharmaceutical commercial experience and expertise to our Board of Directors. With her many accomplishments and proven track record of developing and implementing innovative commercial strategies, and driving growth, Dr. Tannenbaum will be a great asset to the Company, especially as we move forward with our commercialization of Purified Cortrophin Gel,” said Patrick D. Walsh, Chairman of the Board of ANI.

“I am thrilled to join the Board of Directors at this pivotal point in ANI’s trajectory. With the Novitium acquisition completed, and the launch of Cortrophin Gel underway, the Company has many exciting years ahead, and I look forward to providing my perspectives to management along the way,” stated Dr. Tannenbaum.

Dr. Tannenbaum is a strategic advisor for several biopharmaceutical and device companies and serves on the Cardiff Oncology, Inc. Board of Directors and as a Board Advisor to Aerami Therapeutics, Inc. She was previously Vice President of Global Partnering at Halozyme, Inc. and Head of Global Customer Excellence at AbbVie, where she was responsible for building commercial capabilities for the organization.

Previously, Dr. Tannenbaum served as President of Myrtle Potter & Company, LLC, a global life sciences consulting and advisory firm and Executive Vice President and Chief Commercial Officer at Elan Pharmaceuticals, Inc., where she was responsible for, among other things, revenue generation for Elan’s marketed products, preparing for the commercialization of the company’s pipeline, and strengthening the company’s overall commercial capabilities. Prior to her role at Elan, Dr. Tannenbaum was at Novartis Pharma AG, where she led the Global Commercial Operations organization. She also spent nine years at Bristol Myers Squibb and 16 years at Merck and Company, Inc. where she held a variety of leadership positions.

Dr. Tannenbaum previously served on the Boards of Zogenix, Inc., Nordic Nanovector ASA, Cipher Pharmaceuticals, Inc., Sharps Compliance Inc., and Immune Pharmaceuticals, Inc., and retains a faculty position at the University of the Sciences’ Mayes College of Healthcare Business and Policy. Dr. Tannenbaum received her Doctor of Pharmacy degree from the Philadelphia College of Pharmacy and Sciences, her MBA from Temple University, and her Bachelor of Science degree in Pharmacy from the University of Connecticut.

About ANI Pharmaceuticals, Inc.

ANI Pharmaceuticals is a diversified bio-pharmaceutical company serving patients in need by developing, manufacturing, and marketing high quality branded and generic prescription pharmaceutical products, including for diseases with high unmet medical need. Our team is focused on delivering sustainable growth by building a successful Purified Cortrophin™ Gel franchise, strengthening our generics business with enhanced development capability, innovation in established brands and leveraging our North American manufacturing capabilities. For more information, please visit www.anipharmaceuticals.com.

Forward-Looking Statements

To the extent any statements made in this release relate to information that is not historical, these are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “anticipates,” “will,” “expects,” “plans,” “potential,” “future,” “believes,” “intends,” “continue,” other words of similar meaning, derivations of such words, and the use of future dates. These forward-looking statements include statements regarding the commercialization of Cortrophin Gel, , and expansion of ANI’s business following the recent acquisition of Novitium Pharma LLC. Risks and uncertainties that may cause the Company’s actual results to be materially different than those expressed in or implied by such forward-looking statements include, but are not limited to, the costs involved in commercializing Cortrophin Gel, the ability to maintain regulatory approval of the product and maintain sufficiency of the product, the ability to obtain reimbursement from third-party payors for this product, evolving government legislation, the opinions and views of key opinion leaders and physicians who treat patients with chronic diseases and who may prescribe Cortrophin Gel, manufacturing difficulties or delays, ANI’s ability to generate projected net product revenue and gain market share on the timeline expected, actions taken by competitors in response to a new market entrant, ANI’s reliance on third parties over which it may not always have full control, costs and regulatory requirements relating to contract manufacturing arrangements, increased competition and strategies employed by competitors, uncertainties regarding the COVID-19 pandemic, market trends for our products, regulatory environment and changes including healthcare reform legislation,  risks associated with the integration of Novitium and whether ANI will achieve the anticipated benefits from the acquisition that it currently expects and other risks and uncertainties that are described in ANI’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other periodic reports filed with the U.S. Securities and Exchanges Commission.

Any forward-looking statements in this news release speak only as of the date of this news release and are based on the Company’s current beliefs, assumptions, and expectations. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact

Lisa M. Wilson

In-Site Communications, Inc.

212-452-2793

lwilson@insitecony.com